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                                                                    Exhibit 99.1

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION

                        PLYMOUTH MEETING EXECUTIVE CAMPUS
                       620 WEST GERMANTOWN PIKE, SUITE 200
                           PLYMOUTH MEETING, PA 19462
                     TEL. (610) 834-7950 FAX (610) 834-9560
                              http://www.areic.com





FOR IMMEDIATE RELEASE

American Real Estate Investment Corporation Acquires 12 Office Buildings in Upstate New York for Approximately $86.1 Million

PLYMOUTH MEETING, PA, August 24, 1998. American Real Estate Investment Corporation (AMEX: REA - news) (the "Company") today announced that it has substantially consummated the previously announced acquisition of a 1.3 million square foot office portfolio located in New York State from affiliates of Pioneer Development Company, LLC ("Pioneer"). To date, the Company has acquired twelve of the fifteen buildings previously announced, totaling 801,720 square feet, for a purchase price of approximately $86.1 million. The Company expects to complete the acquisition of two additional announced properties, totaling 430,636 square feet, at the end of the third quarter of 1998. A third announced property, a 100,000 square foot building currently under extensive renovation, is to be closed upon substantial completion of its renovation, scheduled for January 1999. The total purchase price of these three properties is approximately $43.8 million. Further, the Company retained its option to acquire two additional properties, located in upstate New York, which contain approximately 350,000 square feet for approximately $30 million.

The properties were contributed to the REIT's operating partnership by Pioneer, a prominent Syracuse-based real estate owner and developer, in exchange for the issuance of approximately 1.2 million Operating Partnership Units at $16.50 per Unit. The balance of the purchase price was in the form of cash and the assumption of related indebtedness. The Company has an agreement in place with the principals of Pioneer in which the Company has certain rights to pursue acquisition and development opportunities presented to or initiated by Pioneer. The Company believes these agreements represent full alignment between the interests of American Real Estate and one of the premier property companies in upstate New York, and bring the full capabilities of an extremely highly regarded development organization to bear for the future growth of the Company in this region. Michael J. Falcone, the chairman of Pioneer and a leader in the upstate New York business and political communities, will join the Board of Directors as part of the transaction. Early in his career, Mr. Falcone was a co-founder and original partner in the Pyramid Companies, and is currently the Chairman of the Board of Directors of the First National Bank of Rochester and is on the Board of Trustees of Syracuse University.

The acquisitions include four buildings located in Pioneer Business Park, the premier office park in suburban Syracuse, as well as three buildings located within the Franklin Square District of Syracuse. This district represents an 800 acre redevelopment project, anchored by the 1.4 million square foot regional shopping center, Carousel Center. Two of the buildings are in the Syracuse CBD, including 250 South Clinton, the premier office project in the marketplace. Also included in the acquisition is one office building in Greece, NY, a suburb of Rochester, and one property located in Glens Falls, NY, a northern suburb of Albany. Major tenants in the portfolio include AT&T, IBM, American General, The Hartford Insurance Company, Carlisle Rubber, Dean Witter, Niagara Mohawk Power, Time Warner, Fleet National Bank and Philip Morris.

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August 24, 1998
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The Company will operate the properties from its new regional office in
Syracuse, which has been staffed by seven former Pioneer employees, all of whom now work directly for the Company. The Syracuse office will be headed by Jeffrey Anderson, formerly head of Pioneer's management operations. Mr. Anderson has over seventeen years of commercial real estate experience serving such institutions as Teachers Insurance and Annuity Association, Equitable, Citicorp, Bank of Montreal and Travelers, and over his career has worked with United Properties, Trammel Crow and Spaulding & Slye.

Additionally, the New York State Common Retirement Fund, a debt holder on a portion of the Pioneer portfolio, has agreed to exchange a portion of the Pioneer debt obligation for approximately 720,000 shares of the Company's Common Stock, netting the Company approximately $11.4 million in new equity.

"We are very excited to add these extremely high quality, high yielding office buildings to our portfolio. These assets will provide a going in yield of in excess of 10.5% from a terrific tenant base, approximately 50% of which are Fortune 500 Companies. The properties are in supply-constrained markets with consistently below-market rents in place and represent an excellent internal growth complement to the long-term stable cash flow inherent in the Company's distribution properties. The participation of the New York State Common Retirement Fund, together with our existing institutional investors, is further validation of the institutional market's belief in the value being created by our ramp-up strategy," stated Jeff Kelter, President of American Real Estate.

American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania, and regional offices in Franklin Lakes, New Jersey, Albany and Syracuse, New York, and Allentown, Pennsylvania, is a fully-integrated, self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties located in the Mid-Atlantic and Northeast states. The Company currently owns 67 office and industrial properties containing an aggregate of 7.3 million square feet. For more information, contact Timothy A. Peterson at 610-834-3469, send email to info@areic.com or visit the Company's web site at www.areic.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q.

SOURCE American Real Estate Investment Corporation
Web Site: http://www.areic.com
CONTACT: Timothy A. Peterson of American Real Estate Investment Corporation, 610-834-3469

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